Exhibit 10.22

October 25, 2021

Gerald McMahon, PhD

VIA DOCUSIGN

Re: Transition and Retirement Agreement

Dear Jerry:

This letter sets forth the substance of the Transition and Retirement Agreement (the “Agreement”) between you and Harpoon Therapeutics, Inc. (the “Company”).

1.
Resignation Date. You hereby resign from the Company effective October 26, 2021 (the “Resignation Date”) and the Company hereby accepts your resignation as of that same date. On the Resignation Date, the Company will pay you all accrued salary earned through the Resignation Date (and any accrued and unused vacation/PTO, if applicable), subject to standard payroll deductions and withholdings. You also hereby resign from the Board of Directors effective as of the Resignation Date.
2.
Severance Benefits. If you timely sign this Agreement and allow the releases set forth herein to become effective, and remain in material compliance with all of your legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits:
(a)
Severance Pay. The Company will pay you the equivalent of twelve (12) months of your base salary in effect as of the Resignation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). The Severance Pay will be paid in the form of salary continuation, starting on the first payroll date following the Effective Date (as defined in Section 10(c) of this Agreement). The first payment shall include payment for any severance that would have been paid earlier under the standard payroll schedule but for the delay associated with this Agreement becoming effective.
(b)
Bonus Payment. The Company will pay you a prorated target bonus for 2021, which is equal to $255,095. This amount, less deductions and withholdings, will be paid with your first severance payment pursuant to Section 2(a).
(c)
COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you and your spouse and dependents will be eligible to continue your group medical, dental and/or vision benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s medical, dental and/or vision insurance, as applicable, if you wish. If you timely elect to continue these benefits through COBRA, then the Company will reimburse you an amount such that, after withholding applicable taxes, you receive monthly a net amount in cash from the Company equal to the COBRA premiums to continue such coverage (including

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coverage for your spouse and dependents) through the period (the “COBRA Premium Period”) starting on the Resignation Date and ending on the earliest to occur of: (i) eighteen (18) months following the Resignation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. You must timely pay your premiums and promptly submit your receipts to the Company in order to receive this reimbursement. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event
(d)
Acknowledgement. You acknowledge and agree that by accepting the benefits under this Agreement, you are extinguishing any right to severance benefits under the terms of your employment agreement with the Company dated December 10, 2016 (the “Employment Agreement”).
3.
Consulting Services. You agree to provide transition assistance to the Company following the Resignation Date on the terms set forth below.

a. Consulting Period. You will serve as a consultant to the Company beginning on the first business day following the Resignation Date and continuing for twelve (12) months (the “Consulting Period”). As a consultant, you will provide transition support to the Company’s new Chief Executive Officer as reasonably requested the Board Chair, not to exceed eight (8) hours per week. You may perform all such services remotely. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.

b. Compensation & Equity. The Company will pay you $250/hour for your consulting services. You agree to invoice the Company on a monthly basis for such services. These fees will be paid to you without any withholdings or deductions of any kind and reported on an IRS Form 1099. During the Consulting Period, you will be treated a service provider who remains in continuous service to the Company under the terms of the Company’s equity incentive plans and thus your equity awards will continue to vest under the existing terms. A list of your outstanding stock options under these plans (collectively, the “Options”), their grant date and exercise price is set forth in Exhibit A to this Agreement. You will in all events have not less than ninety days (90) days to exercise any vested Options after expiration of the Consulting Period. By signing this Agreement, you acknowledge that any of the Options which are incentive stock options for purposes of Section 422 of the Internal Revenue Code shall cease to have favorable tax treatment under Section 421 of the Internal Revenue Code if exercised more than three months after the Effective Date.

c. Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. As an independent contractor, you shall retain control over when, where and how the services are performed. You are free to perform work for others during the term of this Agreement, provided that such work

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does not interfere with the services to be provided under this Agreement, and that such work does not violate any of your obligations to the Company as provided under this Agreement.

d. Access to, and Protection of, Information. You shall have access to and use of any Company property and information as reasonably necessary to perform the consulting services under this Agreement. Such access and use of information for performing these services shall not constitute a breach of any agreement. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing such services for the Company.

e. Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with prior written consent.

f. Standards of Conduct; Noncompetition. You agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States. You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

g. Termination. The Company may, at its option, terminate the Consulting Period due to either (i) a material breach of this Agreement so long as it provides you written notice specifying with particularity the grounds for termination and at least ten (10) business days to cure, if curable or (ii) you revoke the release described in Section 11 below after signing it. You may terminate the Consulting Period upon sixty (60) days prior written notice to the Company. The Consulting Period shall automatically terminate due to your death. The Company shall pay you (or, in the event of your death, your estate) any unpaid cash fees for services rendered prior to termination.

4.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Resignation Date, with the exception of any vested right you may have under the express terms of any ERISA covered benefit plan (e.g., 401(k) account) or as provided under this Agreement. You further acknowledge and agree that upon receipt of the benefits hereunder, you

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will have received all severance benefits that you were ever eligible to receive from the Company, whether under your Employment Agreement or otherwise.
5.
Expense Reimbursements. You agree that, within ten (10) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.
Return of Company Property. By signing below, you represent and warrant to the best of your knowledge that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You further represent that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Resignation Date, if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder. Notwithstanding the foregoing, you may retain any Company property that is reasonably necessary for your performance of the Consulting Services.
7.
Proprietary Information Obligations. You acknowledge your continuing obligations with respect to the protection of the Company’s confidential information under the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that you executed during the term of your employment with the Company.
8.
Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees (through its directors and officers) not to disparage you in any manner likely to be harmful to your personal or professional reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
10.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or

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obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.
Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to the Chairman of the Company’s Board of Directors); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not

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know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have under the Company’s by-laws, articles of incorporation or pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Agreement, (iv) any rights to enforce this Agreement, including any breach of obligations to pay any vested benefits referred to in Section 3 above or COBRA violations; and (v) any claims arising after the date on which you sign this General Release.

You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.
Representations. Except as provided in Section 4 and Section 5 above, you hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
13.
Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to

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receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.
14.
General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

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If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.

Sincerely,

By: _/s/ Ron Hunt___________________________

Ron Hunt on behalf of the Board of Directors

Exhibit A – Option Report

Accepted and Agreed:

_/s/ Gerald McMahon_______

Gerald McMahon

October 25, 2021

Date

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Exhibit A – Option Report

Grant Date	No. of Shares Granted	Exercise Price per Share	Vesting Start Date	No. of Shares Vested	Shares Exercised/ Released	Shares Outstanding	Expire Date	Vesting Schedule

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